FORM 3

      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
__________________________________________________________________________
1. Name and Address of Reporting Person

     Ellin                       David                          L.
__________________________________________________________________________
     (Last)                      (First)                    (Middle)

     1828 Meca Way
__________________________________________________________________________
                                (Street)

     Norcross                    Georgia                       30093
__________________________________________________________________________
     (City)                      (State)                      (Zip)

__________________________________________________________________________
2. Date of Event Requiring Statement (Month/Day/Year)

     May 6, 1998
__________________________________________________________________________
3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

      -----
__________________________________________________________________________
4. Issuer Name and Ticker or Trading Symbol

   Innotrac Corporation (INOC)
__________________________________________________________________________
5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)

    ( X) DIRECTOR
    (  ) 10% OWNER
    ( X) OFFICER (GIVE TITLE BELOW)
    (  ) OTHER (SPECIFY TITLE BELOW)

   Senior Vice President, Chief Operating Officer and Secretary
___________________________________________________________________________
6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

___________________________________________________________________________
7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)

      X FORM FILED BY ONE REPORTING PERSON
        FORM FILED BY MORE THAN ONE REPORTING PERSON

============================================================================
   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ____________________________________________________________________________


   |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
   |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
   |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
   |                    |   OWNED       |   OR INDIRECT|                       |
   |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
   |                    |               |   5)         |                       |
   |____________________|_______________|______________|_______________________|
   |                    |               |             |
   |                    |               |             |
   ============================================================================

   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


___________________________________________________________________________
(A) 1. Title of Derivative Security (Instr. 4)

    Option to acquire Common Stock <F1>

____________________________________________________________________________
2.  Date Exercisable and Expiration Date (Month/Day/Year)

    December 31, 1996 and December 31, 2000, respectively
____________________________________________________________________________
3.  Title and Amount of Securities Underlying Derivative Security (Instr. 4)

    Common Stock - 32,500 Shares
____________________________________________________________________________
4.  Conversion or Exercise Price of Derivative Security

    $3.25
____________________________________________________________________________
5.  Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

    D
____________________________________________________________________________
6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    Not Applicable
___________________________________________________________________________
(B) 1. Title of Derivative Security (Instr. 4)

    Option to acquire Common Stock <F2>

____________________________________________________________________________
2.  Date Exercisable and Expiration Date (Month/Day/Year)

    November 24, 1997 and November 24, 2007, respectively
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   Common Stock - 55,000 Shares
____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

    $9.10
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

    D
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

   Not Applicable

___________________________________________________________________________
(C) 1. Title of Derivative Security (Instr. 4)

    Option to acquire Common Stock <F2>

____________________________________________________________________________
2.  Date Exercisable and Expiration Date (Month/Day/Year)

    November 24, 1999 and November 24, 2007, respectively
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   Common Stock - 50,500 Shares
____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

    $9.10
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

    D
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

   Not Applicable

___________________________________________________________________________
(D) 1. Title of Derivative Security (Instr. 4)

    Option to acquire Common Stock <F2>

____________________________________________________________________________
2.  Date Exercisable and Expiration Date (Month/Day/Year)

    November 24, 2000 and November 24, 2007, respectively
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   Common Stock - 25,000 Shares
____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

    $9.10
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

    D
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

   Not Applicable

___________________________________________________________________________
(E) 1. Title of Derivative Security (Instr. 4)

    Option to acquire Common Stock <F2>

____________________________________________________________________________
2.  Date Exercisable and Expiration Date (Month/Day/Year)

    November 24, 2001 and November 24, 2007, respectively
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   Common Stock - 25,000 Shares
____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

    $9.10
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

    D
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

   Not Applicable

============================================================================

 EXPLANATION OF RESPONSES:

[FN]
<F1>  Option to acquire Common Stock from Scott D. Dorfman.
<F2>  Option to acquire Common Stock from Issuer.

   /s/ David J. Ellin                                 5/14/98
 _____________________________________           ________________
 **  SIGNATURE OF REPORTING PERSON                     DATE

   _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.